CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Right Start, Inc. of our report dated March 12, 1999, except as to Note 3, which is as of April 29, 1999, appearing on page F-1 of The Right Start, Inc.'s Annual Report on Form 10-K for the year ended January 30, 1999.


/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
April 29, 1999